                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of report (Date of earliest event reported)    October 25, 2000

                     ------------------------------------

                            STAR GAS PARTNERS, L.P.

                     ------------------------------------
            (Exact name of registrant as specified in its charter)

           Delaware                     33-98490                 06-1437793
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 (State or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                     Identification No.)

    2187 Atlantic Street, Stamford, CT                            06902
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 (Address of principal executive offices)                       (Zip Code)

      Registrant's telephone number, including area code  (203) 328-7300

                     ------------------------------------


                                Not Applicable
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        (Former name or former address, if changed since last report.)
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Item 5.  Other Events

Star Gas Partners, L.P. a Delaware partnership (the "Reporting Person") is filing pursuant to this Form 8-K the following historical press release: Star Gas Partners, L.P. Reports Significant EBITDA Improvement in Fiscal 2000 Third Quarter Declares Common Unit Distribution and Announces Commencement of Senior Subordinated Unit Distribution (Released July 25, 2000).

JULY 25, 2000 PRESS RELEASE
---------------------------

              STAR GAS PARTNERS, L.P. REPORTS SIGNIFICANT EBITDA
                   IMPROVEMENT IN FISCAL 2000 THIRD QUARTER
                DECLARES COMMON UNIT DISTRIBUTION AND ANNOUNCES
             COMMENCEMENT OF SENIOR SUBORDINATED UNIT DISTRIBUTION

STAMFORD, CT (July 25, 2000) -- Star Gas Partners, L.P. ("Star") (NYSE: SGU,
SGH), a diversified home energy distributor and services provider - specializing in heating oil, propane, electricity and natural gas, today reported results for the quarter and nine months ended June 30, 2000, and declared its regular quarterly distribution of $.575 per unit on its Common units (SGU). Star also announced that, based on its results in fiscal year 2000, it would commence quarterly distributions on its Senior Subordinated Units (SGH) at an initial rate of $.25 cents per unit. The distributions on both the Common and Senior Subordinated Units will be payable on August 15, 2000 to Unitholders of record on August 4, 2000.

For the nine months ended June 30, 2000, on a Pro Forma basis, including the acquisition of Petroleum Heat and Power Co., Inc. ("Petro") in both the nine months ended June 30, 1999 and 2000, Star's fiscal 2000 EBITDA increased approximately 13% to $86.5 million, versus $76.2 million in the year-ago period. For this same nine-month period, net income increased $.11 per unit to $2.13 per unit, compared to $2.02 for the first nine months of fiscal 1999. These results were achieved despite temperatures that were approximately 10% warmer than normal and reflect a series of initiatives, undertaken over the last few years that have resulted in significant improvements at both the propane and heating oil divisions, and the contribution made by the recent investment in Total Gas & Electric (TG&E), a leading marketer of deregulated natural gas and electricity.

The propane division's EBITDA increased 13%, primarily due to the division's disciplined acquisition program, which increased volume approximately 14%, internal growth, and a 2.4 cents per gallon improvement in gross profit margins. Also contributing to this EBITDA increase was higher profitability from the sale of appliances and other services. The heating oil division's EBITDA also rose approximately 13%. This increase resulted from Petro's ability to a) improve its gross profit margins despite higher wholesale costs; b) generate increased profits from the sale of additional rationally related products; and c) the contribution from ten acquisitions made subsequent to October 1, 1999.

TG&E, in which the Partnership purchased a 72.7% controlling interest in April 2000, achieved EBITDA of approximately $300,000 for the nine months ended June 30, 2000. Since the Partnership did not own TG&E in fiscal 1999, no EBITDA contribution was reflected for that Company in Star's fiscal 1999 three quarters results.

Star's EBITDA for the three months ended June 30, 2000 improved 48% compared to the year-earlier period, as the Partnership reduced its non-heating seasonal EBITDA loss to $5.1 million in the fiscal 2000 third quarter, versus $9.8 million in the comparable fiscal 1999 period. In addition, Star's net loss for the fiscal third quarter, excluding a one-time deferred tax benefit experienced in 1999, improved 30 cents per unit, to a seasonal loss of $1.15 per unit, compared to a loss of $1.45 per unit in the year-ago three-month period.

These results are attributable to the strong operating structure, active acquisition program and new initiatives at both the propane and heating oil divisions, as well as TG&E's contribution. The propane division transformed a
         --
fiscal 1999 third quarter seasonal $1.4 million EBITDA loss into a slight profit in the fiscal 2000 third quarter. This improvement was due to a 21% volume increase, largely attributable to the Partnership's acquisition program, as well as a 2.4c per gallon increase in gross profit margins in spite of exceptionally high propane costs. Increased profitability in the sale of appliance and other rationally related services, and a decline in operating expenses at the propane division's historic operations also contributed to this earnings performance.

Star's heating oil division EBITDA improved 35% year-over-year, as the division reduced its non-heating season EBITDA loss to $5.4 million in the fiscal 2000 third quarter, versus $8.3 million in the comparable fiscal 1999 period. This was due to increased volume, improved gross profit margins as well as increased profits from the sale of additional rationally related products and services, primarily air conditioning. The division's improved operating procedures enabled it to improve its gross profit margins, despite significantly higher energy costs, without impacting its account base. In fact, for the second consecutive quarter the division's customer base, excluding acquisitions, grew in contrast to its historic attrition rates.

In commenting on Star's strong financial performance, Chairman Irik P. Sevin, noted: "This past quarter was one of the best in Star's history, indicative of our performance when we are not impacted by unusually dry or warm weather conditions. Not only were the period's financial results gratifying, but of equal importance, were the following:

     1) We have begun to see some meaningful results from our effort to capitalize upon Star's close, service-based relationship with its 600,000 customers. Our hard-working 800 technician service force is allowing us to successfully market additional rationally related products and services to Star's account base. The propane division's water conditioning sale efforts are achieving solid results, and Petro's initial air conditioning marketing efforts suggest the possibility of a larger opportunity than originally contemplated;

     2) Star's acquisition program continues to be very active. For the nine months ended June 30, 2000, the Partnership purchased eleven companies, adding 40,000 new customers and 31 million gallons of annual volume. In the fiscal 2000 third quarter alone, five acquisitions were closed, accounting for 17,000 customers and 14 million gallons of annual volume;

     3) Total Gas and Electric is growing slightly faster than expected, and is being integrated into Star's operating format. In addition, cross marketing initiatives between TG&E and Star's propane and heating oil divisions have commenced;

     4) By focusing on operating excellence and customer sensitivity, we were able to manage our gross profit margins without impacting our account base this past year. It was especially pleasing to see the second consecutive quarter of customer growth, compared to the 4% - 5% attrition experienced a few years ago;

     5) The Partnership's Common units had a 1.1x distributable cash flow coverage for the latest twelve months ended June 30, 2000. We are very excited that these financial results and our operating performance gave us the comfort to commence Senior Subordinated Unit distributions at an initial annual rate of $1.00/unit. Please note that this rate is based on fiscal year 2000 results, not including the impact of acquisitions made this year which will be fully reflected for the first time in, and taken into account in determining, 2001 distributions. Holders of those units have been very patient and we are pleased that Star is in a position to start making these payments; and

     6) The Partnership instituted a long-term management incentive plan, involving the issuance of Senior Subordinated Units to 27 management members based on the future growth in the Partnership's Distributable Cash Flow.

Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 350,000 customers in the Northeast and Mid-Atlantic. Star is the nation's seventh largest retail propane distributor, serving approximately 195,000 customers throughout the Midwest and Northeast. Star owns a controlling 72.7% interest in Total Gas and Electric, which sells natural gas and electricity to approximately 80,000 customers in the Northeast and Mid Atlantic.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.

                           (financial tables follow)

                   STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          (in thousands) (unaudited)

                                                                            Nine Months Ended
                                                                                June 30,
                                             ----------------------------------------------------------------------------
                                                        2000                     1999                     1999
                                                       Actual                   Actual                Pro Forma/(b)/
                                               ----------------------   -----------------------   -----------------------
Sales                                                        $638,744                  $161,430                  $455,514
Costs and expenses:
  Cost of sales                                               416,924                    85,122                   255,091
  Operating expenses                                          135,336                    61,673                   124,181
  TG & E customer acquisition expense                             932                         -                         -
  Depreciation and amortization                                25,447                    14,489                    25,260
  Unit compensation expense                                       599                         -                         -
  Net gain (loss) on sales of assets                               56                       (96)                      (76)
                                                             --------                  --------                  --------
          Operating income                                     59,562                        50                    50,906
Interest expense, net                                          19,981                     9,760                    16,946
Amortization of debt discount                                     398                       218                       339
                                                             --------                  --------                  --------
Income (loss) before income taxes and
  minority interest                                            39,183                    (9,928)                   33,621
Minority interest in net loss of TG & E                           251                         -                         -
Income tax expense (benefit)                                      373                    (5,324)                      544
                                                             --------                  --------                  --------
          Net income (loss)                                  $ 39,061                  $ (4,604)                 $ 33,077
                                                             ========                  ========                  ========

General Partners' interest in net income (loss)              $    691                  $    (92)                 $    661
                                                             --------                  --------                  --------


Limited Partners' interest in net income (loss)              $ 38,370                  $ (4,512)                 $ 32,416
                                                             ========                  ========                  ========


Basic and diluted net income (loss) per
  Limited partner unit                                       $   2.13                  $  (0.46)                 $   2.02
                                                             ========                  ========                  ========

Weighted average number of
  Limited Partner units outstanding                            18,056                     9,717                    16,074

Supplementary Data:
  Retail propane gallons sold                                  91,088                    84,924                    84,924
  Home heating oil gallons sold                               319,126                    51,860                   316,928

Distributable Cash Flow:
  EBITDA (a)                                                 $ 86,484                  $ 14,635                  $ 76,242
  Less Interest expense, net                                  (19,981)                   (9,760)                  (16,946)
         Maintenance capital expenditures                      (2,462)                   (2,482)                   (3,596)
         Income taxes                                            (373)                      (44)                     (544)
                                                             --------                  --------                  --------

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
Distributable Cash Flow                                      $ 63,668                  $  2,349                  $ 55,156
                                                             ========                  ========                  ========

(a) EBITDA is defined as operating income (loss) plus depreciation and amortization, TG & E customer acquisition expense and Unit Compensation Expense, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

(b) Pro forma for the effects of the acquisition of Petroleum Heat and Power Co., Inc. on March 26, 1999 and the issue of an additional 9.5 million common shares, including the partial exercise of the over-allotment option. For a complete description of this transaction, see page 31 of the partnership's prospectus as filed on March 23, 1999 with the Securities and Exchange Commission.

                                    (more)
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                   STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                               (in thousands)
                                  (unaudited)

                                                                           Three Months Ended
                                                                                June 30
                                                             ---------------------------------------------
                                                                     2000                    1999
                                                                    Actual                  Actual
                                                             ---------------------   ---------------------
Sales                                                                     $130,163                $ 79,092
Costs and expenses:
  Cost of sales                                                             94,756                  52,663
  Operating expenses                                                        40,483                  36,192
  TG & E customer acquisition expense                                          932                       -
  Depreciation and amortization                                              8,847                   8,458
  Unit compensation expense                                                    599                       -
  Net gain (loss) on sales of assets                                             6                      (5)
                                                                          --------                --------
          Operating income (loss)                                          (15,448)                (18,226)
Interest expense, net                                                        6,608                   5,221
Amortization of debt discount                                                  141                     128
                                                                          --------                --------
Income (loss) before income taxes and minority interest                    (22,197)                (23,575)
Minority interest in net loss of TG & E                                        251                       -
Income tax expense (benefit)                                                    45                  (5,362)
                                                                          --------                --------
          Net income (loss)                                               $(21,991)               $(18,213)
                                                                          ========                ========

General Partners' interest in net income (loss)                           $   (374)               $   (364)
                                                                          --------                --------

Limited Partners' interest in net income (loss)                           $(21,617)               $(17,849)
                                                                          ========                ========

Basic and diluted net income (loss) per
  limited partner unit                                                    $  (1.15)               $  (1.11)
                                                                          ========                ========

Weighted average number of
  Limited Partner units outstanding                                         18,872                  16,011

Supplementary Data:
  Retail propane gallons sold                                               15,908                  13,103
  Home heating oil gallons sold                                             49,451                  43,826

Distributable Cash Flow:
  EBITDA (a)                                                              $ (5,076)               $ (9,763)
  Less Interest expense, net                                                (6,608)                 (5,221)
         Maintenance capital expenditures                                     (950)                 (1,625)
         Income taxes                                                          (45)                     (6)
                                                                          --------                --------
Distributable Cash Flow                                                   $(12,679)               $(16,615)
                                                                          ========                ========

(a) EBITDA is defined as operating income (loss) plus depreciation and amortization, TG & E customer acquisition expense and Unit Compensation Expense, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gas Partners, L.P.

By:  Star Gas LLC (General Partner)

SIGNATURE              TITLE                             DATE

/s/ Irik P. Sevin      Chairman of the Board and         October 25, 2000
-----------------
Irik P. Sevin          Chief Executive Officer
                       Star Gas LLC
                       (Principal Executive Officer)